UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 11, 2014

ORBCOMM Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33118	41-2118289
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

395 W. Passaic Street

Rochelle Park, New Jersey 07662

(Address of principal executive offices) (Zip code)

703-433-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement; Item 2.01. Completion of Acquisition or Disposition of Assets.

On March 11, 2014, ORBCOMM (“ORBCOMM”) completed the acquisition of 100% of the outstanding equity of Euroscan Holding B.V., including, indirectly, its wholly-owned subsidiaries Euroscan B.V., Euroscan GmbH Vertrieb Technischer Geräte, Euroscan Technology Ltd. and Ameriscan, Inc. (collectively, the “Euroscan Group” or “Euroscan”). The acquisition was completed pursuant to the Share Purchase Agreement, dated March 11, 2014 (the “Share Purchase Agreement”), entered into by and among ORBCOMM and ORBCOMM Netherlands B.V., as buyer, and MWL Management B.V., R.Q. Management B.V., WBB GmbH, ING Corporate Investments Participaties B.V. and Euroscan Holding B.V., as sellers.

Consideration Paid

The aggregate consideration paid by ORBCOMM at the closing was equal to twenty one million Euros (€21,000,000) (the “Closing Consideration”), subject to adjustment for working capital and net cash (on a debt free, cash free basis), payable in cash and common stock as follows:

(i)	Cash consideration in an amount equal to $26,942,720 (€ 19,400,000) payable in Euros, subject to adjustment for working capital and net cash. One million Euros (€1,000,000) of such cash consideration was placed in escrow with a third party to be available to pay any indemnification obligations of MWL Management B.V. and R.Q. Management B.V. under the Share Purchase Agreement; and

(ii)	Issuance and delivery to MWL Management B.V. and R.Q. Management B.V. of a total of 291,230 shares of ORBCOMM common stock (based on the amount of one million six hundred thousand Euros (€1,600,000) divided by the 20-day-average closing price of ORBCOMM common stock ending on the second business day prior to the execution of the Share Purchase Agreement).

In addition to the Closing Consideration, contingent consideration of up to four million seven hundred fourteen thousand two hundred fourteen Euros (€ 4,714,214) equivalent to $6,547,100 (the “Earn-Out”) is payable by ORBCOMM to MWL Management B.V. and R.Q. Management B.V. post-closing based on achievement by Euroscan of various metrics measured over three one-year periods, including (i) the increase in number of wireless subscribers attributable to the Euroscan Group, (ii) gross profits of the Euroscan Group, subject to certain adjustments, and (iii) achieving certain operational milestones. The Earn-Out will be payable to MWL Management B.V. and R.Q. Management B.V. at the end of each of the relevant periods following the acquisition date in respect of which financial metrics for determination of the Earn-Out are measured (generally one-year periods ending on December 31 or March 31 of each year through the year 2017) or, if applicable, upon achievement of the relevant operational milestone.

The Earn-Out described above will be payable in ORBCOMM common stock (up to 50%) and the remainder in cash; provided that the Earn-Out attributable to one of the operational milestones referred to above may be paid at ORBCOMM’s option entirely in ORBCOMM common stock, cash or any combination of cash and ORBCOMM common stock. Upon the occurrence of certain specified acceleration events, the Earn-Out amounts may become payable within 20 business days of such acceleration event. If paid in stock, the number of ORBCOMM common shares to be issued to MWL Management B.V. and R.Q. Management B.V. will be based upon the 20-day average closing price of ORBCOMM common stock prior to the date the operational milestone is achieved (except in the case of one of the operational milestones, in respect of which stock will be valued based on the 20-day average closing price of ORBCOMM common stock immediately prior to issuance of such stock) or, as applicable, the 20-day average closing price of ORBCOMM common stock preceding the end of the period in respect of which relevant financial metrics targets for achieving the Earn-Out are measured.

Representations, Warranties and Covenants

The Share Purchase Agreement contains customary representations, warranties and covenants. The representations and warranties generally survive the closing for two years.

On March 12, 2014, ORBCOMM issued a press release announcing the entry into the Share Purchase Agreement and the consummation of transactions contemplated thereby, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosures set forth under Items 1.01 and 2.01 of this Current Report on Form 8-K relating to the issuance of ORBCOMM common stock are incorporated herein by reference.

The issuances of ORBCOMM common stock under the Share Purchase Agreement are exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof.

Item 9.01 Financial Statements and Exhibits

99.1	Press release of ORBCOMM Inc. dated March 12, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBCOMM Inc.

By	/s/ Christian Le Brun
Name: Christian Le Brun
Title: Executive Vice President, General Counsel and
Secretary

Date: March 13, 2014

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press release of ORBCOMM Inc. dated March 12, 2014.